Exhibit 10.1

**NOTE: PURSUANT TO INSTRUCTION 2 TO ITEM 601 OF REGULATION S-K, A SCHEDULE OF MATERIAL DETAILS OF CONSENTS OF LENDERS FOLLOWS THIS FORM.**

AMENDMENT NO. 3 TO AMENDED AND RESTATED

LOAN AGREEMENT

THIS AMENDMENT NO. 3 TO AMENDED AND RESTATED LOAN AGREEMENT (this “Amendment”), dated as of October 14, 2004, is entered into by and among The Mohegan Tribe of Indians of Connecticut, a federally recognized Indian Tribe and Native American sovereign nation (the “Tribe”), the Mohegan Tribal Gaming Authority, a governmental instrumentality of the Tribe (the “Borrower”), and Bank of America, N.A., as Administrative Agent (“Administrative Agent”), with reference to the Amended and Restated Loan Agreement, dated as of March 25, 2003 (as amended, the “Loan Agreement”) among the Tribe, Borrower, the Administrative Agent, and the lenders signatory thereto from time to time (the “Lenders”). The parties hereby agree with reference to the following facts:

A. The Borrower has requested that the Lenders enter into this Amendment, interalia, to permit the acquisition of the Pocono Downs harness race track and associated assets from subsidiaries of Penn National Gaming, Inc.

B. Concurrently herewith the Borrower has requested that the Commitments be increased from their current level of $382,666,500 to $500,000,000 pursuant to the terms of Section 2.7 of the Loan Agreement.

C. In order to accommodate the increased amount of the Commitments, certain Persons designated by the Borrower and the Administrative Agent shall concurrently become parties hereto by the execution of instruments of joinder.

D. Banc of America Securities LLC (while not a party to the Loan Agreement or this Amendment) and Citicorp North America, Inc., have served as Co-Lead Arrangers and Co-Book Managers for the increase to the credit facilities under the Loan Agreement contemplated by this Amendment.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Defined Terms. Capitalized terms set forth without definition in this Amendment shall have the meanings set forth in the Loan Agreement. In addition, Section 1.1 of the Loan Agreement is hereby amended so that the following terms are amended to read in full as follows (or in the case of new terms, added as follows):

“Authority Property” means any and all now owned or hereafter acquired real, mixed and personal Property of the Borrower (whether or not otherwise designated as property of the Borrower) and its Restricted Subsidiaries which is reflected on the balance sheet described in Section 5.6(a) or any subsequent balance sheet hereafter delivered by Borrower to the Administrative Agent or the Lenders in connection herewith. “Authority Property” in any event includes without limitation (i) the Mohegan Sun, all gaming revenues of Borrower and of its Restricted Subsidiaries, the revenues of Borrower and its Restricted Subsidiaries, and (ii) all tangible Property located within the area described on Schedule 4.7, provided that neither (A) the Property of the WNBA Subsidiary and Borrower’s ownership interests in the WNBA Subsidiary, nor (B) the Property of the Unrestricted Subsidiaries, shall be considered to be Authority Property. It is expressly understood and agreed that assets and operations of Unrestricted Subsidiaries shall not be considered to be Authority Property merely by reason of their inclusion in consolidated or consolidating financial statements of the Borrower, but the Borrower shall provide the Administrative Agent and the Lenders with appropriate breakouts of the Unrestricted Subsidiaries financial position and results of operations in connection with financial statements delivered hereunder.

“Fully Open Test Quarter” means each full Fiscal Quarter commencing following the opening of a permanent gaming facility with a permanent license at Pocono Downs with Class III gaming operations (in addition to harness racing operations) by the Pocono Subsidiaries, provided that the Fiscal Quarter ending September 30, 2006 and each subsequent Fiscal Quarter shall in any event be Fully Open Test Quarters.

“Increasing Lender” means each Lender which increases its Pro Rata Share of the Commitments pursuant to the exercise of the Borrower’s right to increase the Commitments described in Section 2.7.

“Joining Lender” means each Person which becomes a Lender pursuant to the exercise of the Borrower’s right to increase the Commitments described in Section 2.7.

“Model Indenture” means the Indenture dated as of August 3, 2004 made by the Borrower, the Tribe and Mohegan Basketball Club LLC in favor of U.S. Bank, National Association, as Trustee, in respect of the Borrower’s 7 1/8% Senior Subordinated Notes due 2014, as originally executed.

“Permitted Dispositions” means Dispositions made during the term of this Agreement of Authority Property which has, as of each date of determination, an aggregate book value not in excess of 5% of the aggregate value of the consolidated assets of Borrower and its Restricted Subsidiaries determined, as of each such date, with reference to the then most recent audited financial statements of Borrower, provided that no Disposition of Authority Property which is an operationally integral part of Mohegan Sun shall be treated as a Permitted Disposition without the prior written consent of the Requisite Lenders.

“Pocono Downs” means the Pocono Downs harness racetrack located in Wilkes-Barre, Pennsylvania, and related assets.

“Pocono Downs Purchase Date” means the date upon which the purchase of Pocono Downs by the Pocono Downs Subsidiaires is consummated.

“Pocono Subsidiaries” means one or more Persons formed as Subsidiaries of the Borrower for the purpose of acquiring and operating Pocono Downs.

“Priority Distribution Limit” means, (a) for the calendar year 2004, $15,462,167, and (b) for each subsequent calendar year, the amount which is calculated by increasing the amount of the Priority Distribution Limit for the immediately preceding calendar year by the same percentage as the Consumer Price Index adjustment for the same year.

“Restricted Subsidiary” means a Person that is not an Unrestricted Subsidiary, and in any event includes the Pocono Subsidiaries.

“Revolving Commitment” means $400,000,000. Subject to the terms and conditions set forth in Section 2.6, the Revolving Commitment may be reduced from time to time.

“SNDA” means a subordination, non-disturbance and attornment agreement, substantially in the form of Exhibit K hereto, or such other form of subordination, non-disturbance and attornment agreement as the Administrative Agent may approve in its discretion, in each case executed by the Administrative Agent and a tenant of the Borrower or any of its Restricted Subsidiaries at Mohegan Sun or other venues operated by Borrower or any of its Restricted Subsidiaries.

“Term Commitment” means $100,000,000. Subject to the terms and conditions set forth in Section 2.5 and 2.6, the Term Commitment may be reduced from time to time.

“Term Reduction Amount” means, (a) with respect to the Term Reduction Date occurring on June 30, 2005, $0, and (b) with respect to each subsequent Term Reduction Date, $9,091,000, provided that (i) in the event that all of the Lenders consent to any increase to the Term Commitment above $100,000,000, then the Term Reduction Amount of each subsequently occurring Term Reduction Date shall be ratably increased, and (ii) subject to Section 3.8, in connection with any prepayment by Borrower of the Term Loans, the Borrower may designate which Term Reduction Amount due in respect of any Term Reduction Date is being prepaid.

“Unrestricted Subsidiary” means any Subsidiary that is designated in writing by the Borrower as an Unrestricted Subsidiary, but only to the extent that such Subsidiary: (i) has no Indebtedness constituting Recourse Obligations; (ii) is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary of the Borrower unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower; (iii) is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; (iv) has not guaranteed or otherwise directly or indirectly provided credit support for any

Indebtedness of the Borrower or any of its Restricted Subsidiaries; and (v) has at least one director on its board of directors that is not a director or executive officer of the Borrower or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Borrower or any of its Restricted Subsidiaries.

2. Exercise of Greenshoe. On the Effective Date (as defined in Section 5, below), subject to the terms and conditions of this Amendment, the Revolving Commitment is hereby increased from $291,000,000 to $400,000,000, and the Term Commitment is hereby increased from $91,666,500 to $100,000,000 pursuant to, and in accordance with, Section 2.7 of the Loan Agreement. Concurrently with the Effective Date:

(a) The Borrower shall pay to each of the Lenders all interest and commitment fees payable with respect to the Obligations through the Effective Date.

(b) Each Joining Lender and each Increasing Lender shall fund the Pro Rata Share of the Term Commitments assumed by it in connection with this Amendment in a single installment to the Borrower through the Administrative Agent;

(c) Each of the Lenders shall make such Revolving Loans (or shall receive the proceeds of Revolving Loans made by the other Lenders) as shall result in each of the Lenders having Revolving Advances equal to their respective Pro Rata Shares of the Revolving Commitment (as increased hereby);

(d) The Borrower shall pay to each affected Lender any amounts required to be paid in connection therewith pursuant to Section 3.8.

The Borrower acknowledges that it shall have no further right to increase the Commitments pursuant to Section 2.7 of the Loan Agreement.

3. Increase of Commitments to up to $600,000,000. It is acknowledged that the Borrower has conditionally requested an increase in the Commitments to up to $600,000,000. In the event that each of the following occur prior to the Effective Date, then the Commitments shall be increased to an aggregate principal amount up to $600,000,000 concurrently with the Effective Date:

(a) the Administrative Agent shall have received consents to this Amendment from each of the Lenders, substantially in the form of Exhibit A or, from any Lender which is unwilling to approve this Amendment (an “Exiting Lender”), an agreement executed by Borrower, the Administrative Agent and the Exiting Lender terminating the Exiting Lender’s Commitment and its status as a Lender hereunder.

(b) Giving effect to the repayment of the Obligations owed to each Exiting Lender, Borrower shall have received commitments from Eligible Assignees acceptable to the Administrative Agent in respect of such an increase, and the Borrower shall have designated the allocations between the Revolving Commitments and the Term Commitments, provided that the aggregate principal amount of the Term Loans shall not exceed $200,000,000.

In the event that the foregoing conditions are satisfied, then the definitions of “Revolving

Commitment” and “Term Commitment” shall be correspondingly amended, and the Term Reduction Amounts shall be adjusted as required by the definition thereof. The Borrower acknowledges and agrees that in connection with the increase in the aggregate Commitments, the Leasehold Mortgage must be amended to increase the amount secured thereby, and appropriate endorsements to the Administrative Agent’s title insurance must be obtained. Borrower agrees that it will not request any credit extension which results in the aggregate outstanding principal amount of the Obligations being in excess of $500,000,000 unless and until such amendments are obtained.

In the event that the foregoing conditions are not satisfied as of the date when the other conditions set forth in Section 5 have been satisfied, then this Section 3 shall be of no effect.

4. Consent to Pocono Downs Acquisition. The Administrative Agent and the Lenders hereby consent to the acquisition by the Borrower of Pocono Downs for an aggregate consideration not in excess of $310,000,000 (whether in cash or in Property, or by way of the assumption of Indebtedness), provided that the Borrower shall have complied with each of the conditions precedent set forth in Section 6 of this Amendment.

5. Conditions Precedent to Amendment. The effectiveness of this Amendment (the date upon which the following conditions are satisfied is referred to as the “Effective Date”) is subject to the prior satisfaction of each of the following conditions:

(a) The Administrative Agent shall have received this Amendment, duly executed by Borrower and the Tribe;

(b) Each Joining Lender and Increasing Lender shall have delivered an instrument of joinder acceptable to the Borrower, the Tribe and the Administrative Agent, pursuant to which it shall have assumed the Pro Rata Shares of the Commitments referred to therein and, giving effect thereto, the aggregate principal amount of the Revolving Commitment shall be $400,000,000 and the aggregate principal amount of the Term Commitment shall be $100,000,000;

(c) The Borrower shall have paid to each Joining Lender and each Increasing Lender a fee of 25 basis points times the amount of the Commitments assumed by such Lenders (in excess of the Pro Rata Shares of the Commitments held by such Increasing Lenders and Joining Lenders prior to the Effective Date);

(d) The Borrower shall have delivered to each Increasing Lender and each Joining Lender new Notes reflecting their respective Pro Rata Shares of the Commitment;

(e) The Administrative Agent shall have received a written consent from the Requisite Lenders, substantially in the form of Exhibit A;

(f) Borrower shall have paid to the Administrative Agent for the account of each Existing Lender which has executed such a written consent prior to the effectiveness of this Amendment an amendment fee equal to 5 basis points times the amount of each such Lender’s Commitments (as in effect immediately prior to the Effective Date);

(g) The Administrative Agent shall have received a Certificate of a Senior Officer of the Tribe and the Borrower attaching authorizing resolutions relating to the execution, delivery and performance by the Tribe and the Borrower of this Amendment which are reasonably acceptable to the Administrative Agent;

(h) The Administrative Agent shall have received written legal opinions of Hogan & Hartson L.L.P., special counsel to Borrower, and Rome McGuigan, P.C., special Connecticut counsel to Borrower, together with copies of all factual certificates and legal opinions upon which such counsel have relied, in each case in form and substance acceptable to the Administrative Agent;

(i) Borrower shall have paid to Banc of America Securities LLC (“BAS”) an arrangement fee in accordance with the terms of a letter agreement among Borrower, BAS and Administrative Agent;

(j) Borrower shall have paid all unpaid legal fees and expenses incurred by Administrative Agent in connection with the Loan Agreement and this Amendment; and

(k) The Administrative Agent shall have received a written consent of the Mohegan Basketball Club LLC as guarantor, substantially in the form of Exhibit B.

6. Conditions Precedent to Pocono Downs Acquisition. The following shall be conditions precedent to the acquisition of Pocono Downs by the Borrower:

(a) the acquisition of Pocono Downs shall be in compliance with Section 7.4 of the Loan Agreement;

(b) the Borrower shall have formed or acquired one or more Pocono Subsidiaries, and shall have delivered all of the equity securities held by the Borrower in the Pocono Subsidiaries (whether directly or indirectly) in pledge to secure the Obligations;

(c) Each of the Pocono Subsidiaries shall have executed and delivered to the Administrative Agent, or shall concurrently execute and deliver to the Administrative Agent, the following (each of which shall be in form and substance acceptable to the Administrative Agent, provided that the Administrative Agent may in its discretion defer any such requirements for a period not in excess of 120 days pending any required approvals of any Gaming Boards):

(i) a guarantee of the Obligations;

(ii) deeds of trust, mortgages, security agreements and other Collateral Documents required by the Administrative Agent to grant a first priority perfected Lien in substantially all of the assets of such Pocono Subsidiaries, in each case subject to Permitted Encumbrances;

(iii) policies of title insurance insuring any such deeds of trust or mortgages with such endorsements, reinsurance and exceptions to coverage, and in amounts which are acceptable to the Administrative Agent; and

(iv) such legal opinions and other assurances as may be acceptable to the Adminsitrative Agent.

The instruments, documents and agreements executed by the Pocono Subsidiaries shall contain representations and warranties which are reasonably acceptable to the Administrative Agent which are of the general nature contemplated by Article 5 of the Loan Agreement, each of which shall be made as of the date of the execution of the relevant instrument, document or agreement and, to the extent that the corresponding representation of the Borrower set forth in Article 5 of the Loan Agreement is deemed reaffirmed, shall be deemed reaffirmed in connection with each subsequent extension of credit by the Lenders under the Loan Agreement.

7. Omnibus Provisions Relating to the Pocono Subsidiaries and other future Restricted Subsidiaries. The parties agree that the terms:

(a) “Collateral Documents” shall include any instruments, documents or agreements of the types described therein now or hereafter executed by any of the Restricted Subsidiaries.

(b) “Distributions” shall include any transfers or payments of the types described therein from any of the Restricted Subsidiaries to a Person other than the Borrower or any of its other Restricted Subsidiaries, and shall exclude (i) any transfers or payments by a Restricted Subsidiary which would not be a Distribution if made by the Borrower, and (ii) the Investments in the Pocono Subsidiaries contemplated by Section 11(b) below.

(c) “Gaming Board” and “Gaming Laws” shall respectively include any Governmental Agency that holds licensing or permit authority over gambling, gaming or casino activities conducted by any Restricted Subsidiaries within its jurisdiction, and the Laws applicable to such activities.

(d) “Maintenance Capital Expenditure” shall include any such expenditures made in respect of Properties of the Restricted Subsidiaries.

(e) “Negative Pledge” shall include any covenant binding on the Restricted Subsidiaries of the types described therein.

(f) “Permitted Encumbrances” shall include any of the encumbrances or other matters of the types described therein, to the extent affecting the Property of any Restricted Subsidiary.

(g) “Real Property” shall include the real property and improvements owned or leased by each Restricted Subsidiary.

(h) “Recourse Obligations” shall include, as of each date of determination, and without duplication, Indebtedness, Contingent Obligations and other obligations of the types described therein for which any Restricted Subsidiary is obligated.

8. Covenants Generally Applicable to the Restricted Subsidiaries.

(a) Each of the covenants set forth in Article 7 of the Loan Agreement (in each case, as amended hereby) is hereby made generally applicable to the Restricted Subsidiaries, mutatis mutandis.

(b) Each Restricted Subsidiary shall be wholly-owned, directly or indirectly through other Restricted Subsidiaries, by the Borrower.

(c) Substantially concurrently with the formation or acquisition of any Restricted Subsidiary, the Borrower shall, and shall cause its Restricted Subsidiaries to (i) deliver all of the equity securities held by the Borrower, whether directly or indirectly, in such Restricted Subsidiaries in pledge to secure the Obligations, and (ii) execute and deliver to the Administrative Agent the following (each of which shall be in form and substance acceptable to the Administrative Agent, provided that (A) the Administrative Agent may in its discretion defer any such requirements for a period not in excess of 120 days pending any required approvals of any Gaming Boards, and (B) the WNBA Subsidiary need not pledge any of its assets to the Administrative Agent):

(i) a guarantee of the Obligations;

(ii) deeds of trust, mortgages, security agreements and other Collateral Documents required by the Administrative Agent to grant a first priority perfected Lien in substantially all of the assets of such Restricted Subsidiary, in each case subject to Permitted Encumbrances;

(iii) policies of title insurance insuring any such deeds of trust or mortgages with such endorsements, reinsurance and exceptions to coverage, and in amounts which are acceptable to the Administrative Agent; and

(iv) such legal opinions and other assurances as may be acceptable to the Adminsitrative Agent.

The instruments, documents and agreements executed by each of the Restricted Subsidiaires shall contain representations and warranties which are reasonably acceptable to the Administrative Agent which are of the general nature contemplated by Article 5 of the Loan Agreement, each of which shall be made as of the date of the execution of the relevant instrument, document or agreement and, to the extent that the corresponding representation of the Borrower set forth in Article 5 of the Loan Agreement is deemed reaffirmed, shall be deemed reaffirmed in connection with each subsequent extension of credit by the Lenders under the Loan Agreement.

9. Use of Proceeds. Section 6.9 of the Loan Agreement is hereby amended to read in full as follows:

“6.9 Use of Proceeds. Use the proceeds of the Loans and Letters of Credit (i) to refinance all of the Loans outstanding under the Existing Loan Agreement on the Closing Date, (ii) to acquire Pocono Downs, and (iii) to provide for working capital availability and other general purposes of the Borrower and its Restricted Subsidiaries, including without limitation (A) the making of Distributions to the Tribe (to the extent not prohibited by Section 7.5) and (B) the repayment or prepayment of the Indebtedness under the Existing Senior Indenture and, to the extent not prohibited by Section 7.1, other Indebtedness of the Borrower and its Restricted Subsidiaries.”

10. Financial Covenants. Without limitation as to the preceding Section of this Amendment, it is agreed that each of the financial covenants set forth in Sections 7.12, 7.13, 7.14 or 7.15 of the Loan Agreement shall include the results of operation of the Pocono Subsidiaries and each other Restricted Subsidiary now formed or hereafter acquired (in the case of the Pocono Subsidiaries, as if Pocono Downs had been the property of Borrower and its Restricted Subsidiaries as of each relevant date and for the entire period), but shall exclude the results of operations of each Unrestricted Subsidiary, provided that the Net Income of each Unrestricted Subsidiary shall be included in the calculation of the financial covenants to the extent, and only to the extent, that dividends or distributions thereof are paid in cash to a Restricted Subsidiary or the Borrower.

11. Amendments to Section 7.3. (a) Section 7.3(g) of the Loan Agreement is hereby amended to read in full as follows

“(g) Investments in Approved Swap Agreements and in other Swap Agreements in respect of (i) the Indebtedness hereunder and (ii) other Indebtedness having an aggregate notional amount not to exceed the principal amount of the Commitments, in each case which are entered into either with one or more Lenders (which shall be deemed secured hereunder) or with Approved Swap Counterparties (which shall not be entitled to the security provided for hereunder); “

(b) Section 7.3 of the Loan Agreement is further amended to add a new clause (i), to read in full as follows:

“(i) Investments in the Pocono Subsidiaries (A) in an aggregate amount not to exceed $310,000,000, the proceeds of which are used to finance the acquisition by the Pocono Subsidiaries of Pocono Downs, and (B) subsequent Investments in the Pocono Subsidiaries in an aggregate amount not to exceed $225,000,000 made to finance the expenditures contemplated by Section 7.15(d).”

(c) The last sentence of Section 7.3 of the Loan Agreement is hereby amended to read in full as follows:

“Without limitation on the foregoing provisions of this Section, the Tribe or the Borrower may form or acquire one or more Persons for the purpose of conducting gaming, including, without limitation, Class II and Class III gaming activities (as defined in IGRA) at locations which are not a part of the Tribe’s reservation, provided that: (i) unless such Persons are Restricted Subsidiaries of the Borrower, the assets and results of operations of such Persons shall not be reflected in the financial statements of Borrower which are delivered to the Lenders from time to time, (ii) the holders of Indebtedness and Contingent Obligations of such Persons shall not have or obtain recourse, contractual or otherwise, to the assets and revenues of the Borrower or any of its other Restricted Subsidiaries, (iii) the assets of such Persons which are Unrestricted Subsidiaries shall not be deemed to constitute Authority Property, (iv) to the extent formed or acquired by Borrower, rather than by the Tribe, any Investments of the Borrower in such Persons shall be in compliance with the provisions of this Section, (v) no such Person which is not a Restricted Subsidiary shall be obligated to issue any guaranty of the Obligations or any Collateral Documents, and (vi) no portion of the Capital Expenditures which the Borrower is permitted to make pursuant to Section 7.15 shall be made in respect of the Property of any such Persons which are not Restricted Subsidiaries, provided that any such Person shall be free to make its own Capital Expenditures using funds which are the subject of permitted Investments by Borrower pursuant to this Section).”

12. Section 7.7 – Lines of Business. Section 7.7 of the Loan Agreement is hereby amended to read in full as follows:

“7.7 Business of Borrower. Engage in any material business which is not fundamentally related to the operation of Mohegan Sun, Pocono Downs, the business of other Restricted Subsidiaires, or one of the gaming activities referred to in the last sentence of Section 7.3 or one of the non-gaming activities referred to in Section 7.3(f) which is conducted by a Subsidiary of Borrower, use any material Authority Property for a purpose which is not permitted by this Agreement, or make any fundamental change to the nature of the business operations of Borrower and its Restricted Subsidiaries, taken as a whole.”

13. Amendments to Section 7.9 – Indebtedness and Contingent Obligations. Section 7.9(c) and Section 7.9(e) of the Loan Agreement are hereby amended, and new Section 7.9(j) is hereby added, to read in full as follows:

“(c) Existing Indebtedness in a principal amount not to exceed $14,000,000 under the Existing Senior Indenture, and additional or replacement unsecured senior Indebtedness of Borrower which (i) has no amortization prior to and a final maturity which is after the Maturity Date, and (ii) is subject to agreements having covenants and defaults which are substantially similar to the covenants applicable to senior obligations contained in the Model Indenture as in effect on the date of this Agreement (as determined by the Administrative Agent in its reasonable discretion), and unsecured Contingent Obligations consisting of guarantees of the Restricted Subsidiaries in respect thereto, provided that the aggregate principal amount of all Indebtedness outstanding under this clause (c) shall not exceed $400,000,000 at any time.”

“(e) other Subordinated Obligations (i) incurred when no Default or Event of Default has occurred (without the requirement of any approval by the Requisite Lenders), provided that the same require no principal payments prior to the date which is one year following the Maturity Date and have subordination provisions, covenants and defaults which are substantially similar to those contained in the Model Indenture (as determined by the Administrative Agent in its reasonable discretion), or (ii) the incurrence of which is approved by the Requisite Lenders, and unsecured Contingent Obligations consisting of guarantees of the Restricted Subsidiaries in respect thereto which Contingent Obligations are subordinated in the same manner, and to the same extent, that the Subordinated Obligations are subordinated to the Obligations.”

“(j) Indebtedness consisting of Investments of the Borrower and the Restricted Subsidiaries in one another, and Contingent Obligations of the Borrower and the Restricted Subsidiaries, in each case constituting Investments not prohibited by Section 7.3.”

14. Section 7.10 – Transactions with Affiliates. Section 7.10 of the Loan Agreement is hereby amended to add a new clause (h) thereto, to read in full as follows:

“(h) transactions amongst the Borrower and its Restricted Subsidiaries, or amongst Restricted Subsidiaires, in each case which are not prohibited under Section 7.3.”

15. Section 7.11 – Authority Expenditures. Section 7.11 of the Loan Agreement is hereby amended to read in full as follows:

“7.11 Authority Expenditures. Use any Authority Property for a purpose which is not related to the business of Borrower or its Restricted Subsidiaires or specifically contemplated hereby, expend any Authority funds for any purpose which does not directly or indirectly benefit Borrower and its Restricted Subsidiaries, or make any Capital Expenditure using funds of Borrower or its Restricted Subsidiaries or other Authority Property except to add to, further improve, maintain, repair, restore or refurbish Mohegan Sun, Pocono Downs, other assets of Restricted Subsidiaires and Related Businesses.”

16. Total Leverage Ratio. Provided that the Borrower’s purchase of Pocono Downs is consummated on or before March 31, 2005, Section 7.12 of the Loan Agreement shall be hereby amended to read in full as follows (it being agreed that in the event such purchase is not timely consummated, no amendment to Section 7.12 will be effected by this Section):

“7.12 Total Leverage Ratio. Permit the Total Leverage Ratio, as of the last day of any Fiscal Quarter described in the matrix below, to exceed the ratio set forth opposite that Fiscal Quarter:

Fiscal Quarters Ending	Maximum Ratio
Closing Date through Pocono Downs

Purchase Date	4.50:1.00

Thereafter through the last day of the First Fully Open Test Quarter	5.50:1.00

Second and Third Fully Open Test Quarters 5.00:1.00

Fourth through Seventh Fully Open Test Quarters	4.50:1.00

Later Fiscal Quarters	4.00:1.00.”

17. Capital Expenditures. Section 7.15 of the Loan Agreement is hereby amended to add a new clause (d) to read in full as follows:

“(d) Capital Expenditures associated with the expansion of Pocono Downs in an amount not to exceed $175,000,000 (and, to the extent characterized as a Capital Expenditure, additional Capital Expenditures in an amount not to exceed $50,000,000 for license payments).”

18. Information Regarding Subsidiaries. Section 8.1 of the Loan Agreement is hereby amended to include a new clause (p) to read in full as follows:

“(p) such information concerning the Restricted Subsidiaries as the Administrative Agent or any Lender may reasonably request.”

19. Additional Events of Default. As additional circumstances constituting Events of Default, the occurrence of any of the events or circumstances described in Sections 11.1(h), (j), (k), (m), (o), (t) or (u) of the Loan Agreement with respect to any of the Pocono Subsidiaries or any other Restricted Subsidiary or their respective Properties shall constitute an Event of Default under the Loan Documents.

20. Certain Provisions of General Applicability. Sections 13.3, 13.14 and 13.15 of the Loan Agreement are hereby agreed to apply to the Restricted Subsidiaries and their respective Properties, mutatis mutandis. The parties acknowledge that certain real estate, improvements, furniture, fixtures and equipment (the “Erie Assets”) located at 7700 Peach Street, Erie, Pennsylvania, and used in connection with an off-track wagering operations commonly known as “The Downs” operated at that location, are subject to a purchase right in favor of a third party. The Erie Assets may or may not be acquired in connection with the purchase of Pocono Downs. It is agreed that (i) the existence of such a purchase right in respect of the Erie Assets will not be deemed to violate the Loan Agreement, and (ii) the subsequent sale or other disposition thereof will not be considered a Disposition.

21. Reaffirmation of Representations and Warranties. The Tribe hereby reaffirms each of the representations and warranties set forth in Article 4 of the Loan Agreement (other than any representations and warranties which by their express terms speak only of a particular date, each of which were true as of that date). The Borrower hereby reaffirms each of the representations and warranties set forth in Article 5 of the Loan Agreement (other than any representations and warranties which by their express terms speak only of a particular date, each of which were true as of that date).

22. Reaffirmation of Loan Documents; No Default; No Defenses; etc. Each of Borrower and the Tribe hereby reaffirms the Loan Agreement, as amended by this Amendment, and the Loan Documents and its obligations to Administrative Agent and Lenders thereunder. Each of Borrower and the Tribe represents and warrants that there are no outstanding Events of Default under the Loan Agreement or any Loan Document. Each of Borrower and the Tribe acknowledges that Administrative Agent and Lenders have fully complied with their respective obligations under any Loan Document and that neither Borrower nor the Tribe has any defenses to the validity, enforceability or binding effect of any Loan Document.

23. Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which when taken together, shall constitute but one and the same instrument.

24. Otherwise Not Affected. In the event of any conflict or inconsistency between the Loan Agreement and the provisions of this Amendment, the provisions of this Amendment shall govern. Except to the extent set forth herein, the Loan Agreement shall remain unaltered and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their respective duly authorized officers as of the date first above written.

MOHEGAN TRIBAL GAMING AUTHORITY

By:	/s/ Mark F. Brown
Name:	Mark F. Brown
Title:	Chairman, Management Board

THE MOHEGAN TRIBE OF INDIANS OF CONNECTICUT

By:	/s/ Mark F. Brown
Name:	Mark F. Brown
Title:	Chairman

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Chris M. Levine
Name:	Chris M. Levine
Title:	Assistant Vice President

EXHIBIT A

CONSENT OF LENDER

This Consent is delivered with reference to the proposed Amendment No. 3 to Amended and Restated Loan Agreement (the “Amendment”) amending the Amended and Restated Loan Agreement, dated as of March 25, 2003, among The Mohegan Tribe of Indians of Connecticut, a federally recognized Indian Tribe and Native American sovereign nation, the Mohegan Tribal Gaming Authority, a governmental instrumentality of the Tribe, the Lenders (as defined therein), and Bank of America, N.A., as Administrative Agent, as previously amended. The undersigned hereby consents to the execution, delivery and performance of the Amendment substantially in the form presented to the undersigned as a draft.

Subject to the fulfillment of the conditions set forth in Section 3 of the Amendment, the undersigned Lender also consents to the increase in the overall principal amount of the Commitments in an amount up to $600,000,000.

[Name of Lender]

By:
Name:
Title:

Dated:	October , 2004

EXHIBIT B

CONSENT OF GUARANTOR

This Consent is delivered with reference to Amendment No. 3 to Amended and Restated Loan Agreement (the “Amendment”) dated as of October 14, 2004, amending the Amended and Restated Loan Agreement, dated as of March 25, 2003, among The Mohegan Tribe of Indians of Connecticut, a federally recognized Indian Tribe and Native American sovereign nation, the Mohegan Tribal Gaming Authority, a governmental instrumentality of the Tribe, the Lenders (as defined therein), and Bank of America, N.A., as Administrative Agent, as previously amended. The undersigned hereby consents to the execution, delivery and performance of the Amendment.

MOHEGAN BASKETBALL CLUB LLC,

a limited liability company formed under the

laws of the Mohegan Tribe of Indians of Connecticut

By:	/s/ Jeffrey E. Hartmann

Name:	Jeffrey E. Hartmann

Title:	Manager

Schedule A

Schedule of Omitted Documents

Pursuant to Instruction 2 to Item 601 of Regulation S-K, this schedule identifies the material details omitted from this filing regarding the Consent of Lender, attached as Exhibit A hereto, and sets forth the manner in which such Consent of Lenders differ from the form of Exhibit A included in this Exhibit 10.1.

Name of Lender	Signatory	Title	Date of Consent
Bank of America, N.A.	Brian D. Corum	Managing Director	Date Omitted
Wells Fargo Bank, N.A.	Rochanne L. Hackett	Vice President	Date Omitted
Societe Generale	Thomas K. Day	Managing Director	October 1, 2004
Citicorp North America, Inc.	John P. Judge	Director	October 1, 2004
Citizens Bank of Connecticut	Cliff Mellor	Vice President	Date Omitted
People’s Bank	George F. Paik	Vice President	October 1, 2004
KeyBank National Association	Brendan A. Lawlor	Senior Vice President	October 1, 2004
Senior Debt Portfolio	Michael B. Botthof	Vice President	Date Omitted
Eaton Vance Institutional Senior Loan Fund	Michael B. Botthof	Vice President	Date Omitted
Eaton Vance CDO III, Ltd.	Michael B. Botthof	Vice President	Date Omitted
Costantinus Eaton Vance CDO V, Ltd.	Michael B. Botthof	Vice President	Date Omitted
Grayson & Co.	Michael B. Botthof	Vice President	Date Omitted
Eaton Vance VT Floating-Rate Income Fund	Michael B. Botthof	Vice President	Date Omitted
The CIT Group/Equipment Financing, Inc.	Carl E. Myrick	Senior Vice President	October 1, 2004
Commerzbank AG, New York and Grand Cayman Branches	Christian Jagenberg	Senior Vice President and Manager	October 1, 2004
Commerzbank AG, New York and Grand Cayman Branches	Yangling J. Si	Assistant Vice President	October 1, 2004
Calyon New York Branch	F. Frank Herrera	Director	October 1, 2004
Calyon New York Branch	Gill Realon	Director	October 1, 2004
Bank of Scotland	Karen Workman	Assistant Vice President	October 1, 2004
Native American Bank, NA	Tim Green	Assistant Vice President	October 1, 2004
Monument Capital Ltd. as Assignee By: Alliance Capital Management L.P., as Investment Manager By: Alliance Capital Management Corporation, as General Partner	Nathan Suppiah	Vice President	October 1, 2004